Consent of Independent Registered Public Accounting Firm

Grow Condos, Inc. and subsidiary (f/k/a Fanatic Fans Inc. and Calibrus, Inc.) Eagle Point, Oregon

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated October 14, 2014, relating to the consolidated financial statements of Grow Condos, Inc. and subsidiary (f/k/a Fanatic Fans Inc. and Calibrus, Inc.) appearing in Grow Condos, Inc. and subsidiary’s (f/k/a Fanatic Fans Inc. and Calibrus, Inc.) Annual Report on Form 10-K for the period of inception (September 9, 2013) to June 30, 2014.

/s/ Semple, Marchal & Cooper, LLP

Certified Public Accountants

Phoenix, Arizona
December 9, 2015